Filed Pursuant to Rule 424(b)(5)
Registration Statement #333-102077
Prospectus Supplement to Prospectus dated June 23, 2005.
5,000,000 Shares
Common Stock

       Nextel Communications, Inc., identified in this prospectus supplement as the selling stockholder or Nextel Communications, is offering, through its subsidiary, 5,000,000 shares of the common stock of NII Holdings, Inc. NII Holdings, Inc. is not selling any shares of common stock under this prospectus supplement and the accompanying prospectus and will not receive any proceeds from the sale of the shares by the selling stockholder.
       The common stock is quoted on the Nasdaq National Market under the symbol “NIHD.” The last reported sale price of the common stock on September 7, 2005 was $79.00 per share.
       See “Risk Factors” on page S-2 of this prospectus supplement to read about factors you should consider before buying shares of the common stock.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to public	$76.000	$380,000,000
Underwriting discount	$0.875	$4,375,000
Proceeds to the selling stockholder	$75.125	$375,625,000
      The initial price to public and underwriting discount above do not reflect a commission equivalent the underwriters will receive from investors in the amount of $0.05 for each share of common stock sold to those investors in the offering.
      The selling stockholder has granted the underwriter an option through October 7, 2005 to purchase up to 750,000 additional shares of our common stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any.

       Bear, Stearns & Co. Inc. expects to deliver the shares against payment in New York, New York on September 13, 2005.
Bear, Stearns & Co. Inc.

Prospectus Supplement dated September 7, 2005.

       In this prospectus supplement, we use the terms “NII Holdings,” “we,” “us,” “our” and “our company” collectively to refer to NII Holdings, Inc. and its operating companies.
      “Nextel,” “Nextel Direct Connect,” “Nextel Online,” “Nextel Worldwide,” “International Direct Connect,” and “Push-To-Talk” are trademarks or service marks of Nextel Communications, Inc. in the United States and certain other countries. “Motorola,” “iDEN” and “i2000” are trademarks or service marks of Motorola, Inc.
RISK FACTORS
       Before you invest in shares of our common stock, you should be aware of various risks, including the risks described below. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations. The risk factors in this prospectus supplement update the corresponding risk factors in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and supersede such earlier risk factors to the extent of any conflict or inconsistency.
Risk Factors Relating to Our Company
       We have a short history of profitable operations, which may make it difficult for you to evaluate our business and the risks of investing in our common stock.
       Prior to giving effect to our reorganization and the application of fresh start accounting to our financial statements as of October 31, 2002, we had never been profitable. Because of this limited profitable history and the incomparability of our financial condition and results of operations prior to October 31, 2002 and after October 31, 2002, it may be difficult for you to evaluate our business.
       If we are not able to compete effectively in the highly competitive wireless communications industry, our future growth and operating results will suffer.
       Our success will depend on the ability of our operating companies to compete effectively with other telecommunications services providers, including wireline companies and other wireless telecommunications companies, in the markets in which they operate.
       Some of our competitors are financially stronger than we are, which may limit our ability to compete based on price.
       Because of their resources, and in some cases ownership by larger companies, some of our competitors may be able to offer services to customers at prices that are below the prices that our operating companies can offer for comparable services. If we cannot compete effectively based on the price of our service offerings, our results of operations may be adversely affected. For example, many of our competitors are well-established companies that have:

•	substantially greater financial and marketing resources;

•	larger customer bases;

•	better name recognition;

•	bundled service offerings;

•	larger spectrum positions; and

•	larger coverage areas than those of our operating companies.
       Further, significant price competition could negatively impact our operating results and our ability to attract and retain customers. In addition, we anticipate that our operating companies will continue to face market pressure to reduce the prices charged for their products and services because of increased competition in our markets.
       Our operating companies may face disadvantages when competing against formerly government-owned incumbent wireline operators or wireless operators affiliated with them.
       In some markets, our operating companies may not be able to compete effectively against a formerly government-owned monopoly telecommunications operator which today enjoys a near monopoly on the provision of wireline telecommunications services and may have a wireless affiliate or may be controlled by shareholders who also control a wireless operator. Our operating companies may be at a competitive disadvantage in these markets because formerly government-owned incumbents or affiliated competitors may have:

•	close ties with national regulatory authorities;

•	control over connections to local telephone lines; or

•	the ability to subsidize competitive services with revenues generated from services they provide on a monopoly or near-monopoly basis.
       These companies may also continue to enjoy the legacy of their pre-privatization/pre-liberalization privileges. Our operating companies may encounter obstacles and setbacks if local governments adopt policies favoring these competitors or otherwise afford them preferential treatment. As a result, our operating companies may be at a competitive disadvantage to incumbent providers, particularly as our operating companies seek to offer new telecommunications services.
       Our coverage is not as extensive as those of other wireless service providers in our markets, which may limit our ability to attract and retain customers.
       Since our digital mobile networks do not offer nationwide coverage in the countries in which we operate and our technology limits our potential roaming partners, we may not be able to compete effectively with cellular and personal communications services providers in our markets. Many of the cellular and personal communications services providers in our markets have networks with substantially more extensive areas of service. Additionally, many of these providers have entered into roaming agreements with each other, which permit these providers to offer coverage to their subscribers in each other’s markets. The iDEN technology that we deploy is not compatible with other wireless technologies such as digital cellular or personal communications services technologies or with other iDEN networks not operating in the 800 MHz spectrum. As a result, with the exception of GSM 900 MHz systems, we cannot enter into roaming agreements with the operators of these other networks. Although the i2000 digital phone is compatible with both iDEN 800 MHz and GSM 900 MHz systems, our customers will not be able to roam on other iDEN 800 MHz or GSM 900 MHz systems where we do not have a roaming agreement. As a result, we will not be able to provide coverage to our subscribers outside of our currently operating digital markets until:

•	other operators deploy iDEN 800 MHz or GSM 900 MHz technology in markets outside of our coverage areas and we enter into roaming agreements with those operators; or

•	handsets that can be used on both iDEN 800 MHz and non-GSM 900 MHz wireless communications networks become available and we enter into roaming agreements with the operators of those networks.
       If we do not keep pace with rapid technological changes, we may not be able to attract and retain customers.
       The wireless telecommunications industry is experiencing significant technological change. Future technological advancements may enable other wireless technologies to equal or exceed our current level of service and render iDEN technology obsolete. If Motorola, the sole supplier of iDEN technology, is unable to upgrade or improve iDEN technology or develop other technology to meet future advances in competing technologies on a timely basis, or at an acceptable cost, we will be less able to compete effectively and could lose customers to our competitors. In addition, competition among the differing wireless technologies could:

•	segment the user markets, which could reduce demand for our technology; and

•	reduce the resources devoted by third-party suppliers, including Motorola, which supplies all of our current digital mobile technology, to developing or improving the technology or our systems.
       If our wireless communications technology does not perform in a manner that meets customer expectations, we will be unable to attract and retain customers.
       Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of system transmissions on our digital mobile networks. We may have difficulty attracting and retaining customers if we are unable to address and resolve satisfactorily performance or other transmission quality issues as they arise or if these issues:

•	limit our ability to expand our network coverage or capacity as currently planned; or

•	place us at a competitive disadvantage to other wireless service providers in our markets.
       Our equipment is more expensive than that of some competitors, which may affect our ability to establish and maintain a significant subscriber base.
       We currently market multi-function digital handsets, and Motorola is the sole supplier of all our handsets. The higher cost of our equipment may make it more difficult for us to attract customers. In addition, the higher cost of our handsets requires us to absorb a comparatively larger part of the cost of offering handsets to new and existing customers. These higher costs of handsets place us at a competitive disadvantage and may reduce our growth and profitability.
       We may lose a competitive advantage because our competitors are providing two-way radio dispatch and other services.
       We differentiate ourselves by providing two-way radio dispatch “push-to-talk” services. Several of our competitors have introduced PoC (Push-To-Talk over Cellular) service, which is a walkie-talkie type of service similar to our Direct Connect service. In addition, we do not have short messaging system (SMS) interoperability agreements in all our markets. Consequently, our competitive advantage may be impaired.
       Because we rely on one supplier to implement our digital mobile networks, any failure of that supplier to perform could adversely affect our operations.
       Motorola is currently our sole source for most of the digital network equipment and all of the handsets used throughout our markets. In addition, iDEN technology is a proprietary technology of Motorola, meaning that there are no other suppliers of this technology, and it is the only widespread, commercially available digital technology that operates on non-contiguous spectrum. Most of the spectrum that our operating companies hold in each of the markets we serve is non-contiguous. If Motorola fails to deliver system infrastructure equipment and handsets or enhancements on a timely, cost-effective basis, we may not be able to adequately service our existing customers or add new customers. Nextel Communications is the largest customer of Motorola with respect to iDEN technology and provides significant support with respect to new product development. Nextel Communications and Sprint recently merged on August 12, 2005. The new combined company had previously announced plans to migrate Nextel’s push-to-talk services to a next generation CDMA network platform. Nextel Communications has also announced an agreement with Motorola for a three-year extension of its iDEN infrastructure supply agreement and handset purchase agreement, with certain modifications. Any decrease by Nextel Communications in its use of iDEN technology could significantly increase our costs for equipment and new developments and could impact Motorola’s decision to continue to support iDEN technology. In the event Motorola determines not to continue manufacturing, supporting or enhancing our iDEN based infrastructure and handsets, because Nextel Communications decreases its use of iDEN technology or otherwise, we may be materially adversely affected. We expect to continue to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our digital mobile networks and for the manufacture of handsets for the next several years.
       We operate exclusively in foreign markets, and our assets, customers and cash flows are concentrated in Latin America, which presents risks to our operating and financing plans.
       We face political and economic risks in our markets, which may limit our ability to implement our strategy and our financial flexibility and may disrupt our operations.
       The countries in which we operate are considered to be emerging markets. Although political, economic and social conditions differ in each country in which we currently operate, political and economic developments in one country may affect our business as a whole, including our access to international capital markets. Negative developments or unstable conditions in the countries in which we operate or in other emerging market countries could have a material adverse effect on our financial condition and results of operations. In Peru, for example, there was significant terrorist activity in the 1980s and the early 1990s. During that time, anti-government groups escalated violence against the government, the private sector and Peruvian residents. Incidents of terrorist activity continue to occur. Similar outbreaks of terrorism or political violence have occurred in Mexico and other countries in which we operate. In addition, in 2001, after prolonged periods of recession followed by political instability, the Argentine government announced it would not service its public debt. In order to address the worsening economic and social crisis, the Argentine government abandoned its decade-old fixed Argentine peso-U.S. dollar exchange rate, allowing the currency to float to market levels.
       We are unable to predict the impact that presidential or other contested local or national elections and the associated transfer of power from incumbent officials or political parties to elected victors, may have on the local economy or the growth and development of the local telecommunications industry. Changes in leadership or in the ruling party in the countries in which we operate may affect the economic programs developed under the prior administration, which in turn may adversely affect the economies in the countries in which we operate and our business operations and prospects in these countries.
       Due to our significant operations in Argentina and Brazil, our business is particularly exposed to risks associated with adverse economic and political conditions in those countries.
       In recent years, both Argentina and Brazil have been negatively affected by volatile economic and political conditions. These volatile conditions pose risks for our business. In particular, the volatility of the Argentine peso and the Brazilian real has affected our recent financial results. The depreciation of the currencies in Argentina and Brazil in 2002 had a material negative impact on our financial results.
       Argentina. After a prolonged period of recession, followed by political instability, Argentina announced in December 2001 that it would impose tight restrictions on bank accounts, would not service its public sector debt and suspended foreign currency trading. In January 2002, the Argentine government abandoned its decade-old fixed Argentine peso-U.S. dollar exchange rate. The resulting depreciation of the Argentine peso against the U.S. dollar during the 2002 calendar year was 66%. A depreciation of the Argentine peso generally affects our consolidated financial statements by generating a foreign currency transaction loss on U.S. dollar-denominated debt. Until October 31, 2002, the liabilities of our Argentine operating company included U.S. dollar-denominated secured debt, for which we recognized foreign currency transaction losses of $137.5 million for the ten months ended October 31, 2002. A depreciation of the Argentine peso also affects our consolidated financial statements by reducing the translation rate of all Argentine peso-denominated balances. To the extent net income is generated by our Argentine operating company, the amount would be reduced by a depreciation of the Argentine peso.
       Brazil. The Brazilian economy has been characterized by frequent and occasionally drastic intervention by the Brazilian government and by volatile economic cycles. The Brazilian government has often changed monetary, taxation, credit, tariff and other policies to influence the course of Brazil’s economy. In early 1999, the Brazilian government allowed the Brazilian real to float freely, resulting in a

32% devaluation against the U.S. dollar that year. In 2002, the Brazilian real depreciated against the U.S. dollar by 18%. For the combined period ended December 31, 2002, we recognized foreign currency transaction losses of $26.2 million, primarily related to U.S. dollar-denominated liabilities of our Brazilian operating company.
       The volatility of the Brazilian real and the Brazilian capital markets is due, in part, to Brazilian economic performance and related government policies. We cannot assure you that the government will not implement policy changes that could adversely affect our Brazilian operations. Changes in policy, including tariffs, exchange controls or other factors, could adversely affect our business and financial results, as could inflation, further currency devaluation and other developments, as well as the Brazilian government’s response to them.
       In addition, economic and market conditions in other emerging markets can influence the perception of Brazil’s economic and political situation.
       Because wireless telecommunications services companies have a limited history in our markets, acceptance of our services is uncertain, and we may not be able to successfully implement our business plan.
       Due, in part, to the limited history of wireless communications services in our existing and targeted markets, we face many uncertainties in our markets that may affect our ability to grow or implement our business plan. These uncertainties include:

•	the size of the markets for wireless communications services;

•	the penetration rates of these markets;

•	the ability of potential subscribers to pay subscription and other fees;

•	the extent and nature of the competitive environment in these markets; and

•	the immediate and long-term commercial viability of wireless communications services in these markets.
       As a result of these uncertainties, we may make significant investments in developing a network and promoting our digital mobile services in markets where we may not achieve significant market acceptance for our services. If this occurs we may be unable to recover our investment in these markets, which could harm our financial condition and results of operations.
       We are subject to fluctuations in currency exchange rates and limitations on the expatriation or conversion of currencies, which may result in significant financial charges, increased costs of operations or decreased demand for our products and services.
       Nearly all of our revenues are earned in non-U.S. currencies, while a significant portion of our capital and operating expenditures, including imported network equipment and handsets, and substantially all of our outstanding debt, is priced in U.S. dollars. Accordingly, fluctuations in exchange rates relative to the U.S. dollar could have a material adverse effect on our earnings or assets. For example, the 1999 and 2002 currency devaluations in Brazil resulted in significant charges against our earnings in 1999 and 2002 and negative adjustments to the carrying value of our assets in Brazil. The economic upheaval in Argentina in 2002 led to the unpegging of the Argentine peso to the U.S. dollar exchange rate and the subsequent significant devaluation of the Argentine peso.
       Any depreciation of local currencies in the countries in which our operating companies conduct business may result in increased costs to us for imported equipment and may, at the same time, decrease demand for our products and services in the affected markets. If our operating companies distribute dividends in local currencies in the future, the amount of cash we receive will also be affected by fluctuations in exchange rates and currency devaluations. In addition, some of the countries in which we have operations do or may restrict the expatriation or conversion of currency.

       Our operating companies are subject to fluctuating economic conditions in the local markets in which they operate, which could hurt their performance.
       Our operations depend on the economies of the markets in which our operating companies conduct business. These markets are in countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product, interest rates and inflation rates. If these fluctuations have an effect on the ability of customers to pay for our products and services, our business may be adversely affected. As a result, our operating companies may experience lower demand for their products and services and a decline in the growth of their customer base and in revenues.
       Some of our operating companies conduct business in countries where the rate of inflation is significantly higher than in the United States. Any significant increase in the rate of inflation in any of these countries may not be completely or partially offset by corresponding price increases implemented by our operating companies, even over the long term.
       We pay significant import duties on our network equipment and handsets, and any increases could impact our financial results.
       Our operations are highly dependent upon the successful and cost-efficient importation of network equipment and handsets from North America and, to a lesser extent, from Europe and Asia. Any significant increase in import duties in the future could significantly increase our costs. To the extent we cannot pass these costs on to our customers, our financial results will be negatively impacted. In the countries in which our operating companies conduct business, network equipment and handsets are subject to significant import duties and other taxes that can be as high as 50% of the purchase price.
       We are subject to foreign taxes in the countries in which we operate, which may reduce amounts we receive from our operating companies or may increase our tax costs.
       Many of the foreign countries in which we operate have increasingly turned to new taxes, as well as aggressive interpretations of current taxes, as a method of increasing revenue. For instance, Brazil has a tax on financial transactions, certain provinces in Argentina adopted higher tax rates on telecommunications services in 2001 and Argentina adopted a federal universal service tax in 2001. The provisions of the new tax laws may prohibit us from passing these taxes on to our customers. These taxes may reduce the amount of earnings that we can generate from our services.
       Distributions of earnings and other payments, including interest, received from our operating companies may be subject to withholding taxes imposed by some countries in which these entities operate. Any of these taxes will reduce the amount of after-tax cash we can receive from those operating companies.
       In general, a U.S. corporation may claim a foreign tax credit against its federal income tax expense for foreign withholding taxes and, under certain circumstances, for its share of foreign income taxes paid directly by foreign corporate entities in which the company owns 10% or more of the voting stock. Our ability to claim foreign tax credits is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we do not have U.S. federal taxable income.
       We may also be required to include in our income for United States federal income tax purposes our proportionate share of specified earnings of our foreign corporate subsidiaries that are classified as controlled foreign corporations, without regard to whether distributions have been actually received from these subsidiaries.
       Nextel Brazil has received tax assessment notices from state and federal Brazilian tax authorities asserting deficiencies in tax payments related primarily to value added taxes, import duties and matters surrounding the definition and classification of equipment and services. Nextel Brazil has filed various petitions disputing these assessments. In some cases we have received favorable decisions, which are currently being appealed by the respective governmental authorities. In other cases our petitions have been denied and we are currently appealing those decisions.
       We have entered into a number of agreements that are subject to enforcement in foreign countries, which may limit efficient dispute resolution.
       A number of the agreements that we and our operating companies enter into with third parties are governed by the laws of, and are subject to dispute resolution in the courts of or through arbitration proceedings in, the countries or regions in which the operations are located. We cannot accurately predict whether these forums will provide effective and efficient means of resolving disputes that may arise. Even if we are able to obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty enforcing any award or judgment on a timely basis. Our ability to obtain or enforce relief in the United States is also uncertain.
       Government regulations determine how we operate in various countries, which could limit our growth and strategy plans.
       In each market in which we operate, one or more regulatory entities regulate the licensing, construction, acquisition, ownership and operation of our wireless communications systems. Adoption of new regulations, changes in the current telecommunications laws or regulations or changes in the manner in which they are interpreted or applied could adversely affect our operations. Because of the uncertainty as to the interpretation of regulations in some countries in which we operate, we may not always be able to provide the services we have planned in each market. In some markets, we are unable, or have limitations on our ability, to offer some services, such as interconnection to other telecommunications networks and participation in calling party pays programs, which may increase our costs. Further, the regulatory schemes in the countries in which we operate allow third parties, including our competitors, to challenge our actions. For instance, some of our competitors have challenged the validity of some of our licenses or the scope of services we provide under those licenses, in administrative or judicial proceedings, particularly in Chile. It is possible that, in the future, we may face additional regulatory prohibitions or limitations on our services. Inability to provide planned services could make it more difficult for us to compete in the affected markets. Further, some countries in which we conduct business impose foreign ownership limitations upon telecommunications companies. Finally, in some of our markets, local governments have adopted very stringent rules and regulations related to the placement and construction of wireless towers, which can significantly impede the planned expansion of our service coverage area, eliminate existing towers and impose new and onerous taxes and fees. These issues affect our ability to operate in each of our markets, and therefore impact our business strategies. For additional information, see the “Regulatory and Legal Overview” discussion for each operating company under “Business” of our 2004 annual report on Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.
       If our licenses to provide mobile services are not renewed, or are modified or revoked, our business may be restricted.
       Wireless communications licenses and spectrum allocations are subject to ongoing review and, in some cases, to modification or early termination for failure to comply with applicable regulations. If our operating companies fail to comply with the terms of their licenses and other regulatory requirements, including installation deadlines and minimum loading or service availability requirements, their licenses could be revoked. Further, compliance with these requirements is a condition for eligibility for license renewal. Most of our wireless communications licenses have fixed terms and are not renewed automatically. Because governmental authorities have discretion as to the grant or renewal of licenses, our licenses may not be renewed or, if renewed, renewal may not be on acceptable economic terms. For example, under existing regulations, our licenses in Brazil and Peru are renewable once, but no regulations presently exist regarding how or whether additional renewals will be granted.

       Any modification or termination of our license or roaming agreements with Nextel Communications could increase our costs.
       Nextel Communications has licensed to us the right to use “Nextel” and other of its trademarks on a royalty-free basis in Latin America. Nextel Communications may terminate the license on 60 days notice if we commit one of several specified defaults (namely, failure to maintain agreed quality controls or a change in control of NII Holdings). If there is a change in control of one of our subsidiaries, upon 30 days notice, Nextel Communications may terminate the sublicense granted by us to the subsidiary with respect to the licensed marks. The loss of the use of the “Nextel” tradename could have a material adverse effect on our operations. We also depend upon our roaming agreements with Nextel Communications for access to its iDEN network in the United States.
       We have identified material weaknesses in our internal control over financial reporting.
       As required by Section 404 of the Sarbanes-Oxley Act of 2002, our management has conducted an assessment of our internal control over financial reporting. As defined under the rules implementing Section 404, internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. To evaluate the effectiveness of our internal control over financial reporting, management uses the criteria described in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
       In our 2004 annual report on Form 10-K and our quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus, we provided a detailed description of two material weaknesses over internal control over financial reporting we had identified at the time. A material weakness is a significant deficiency or a combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Based on the material weaknesses we identified, and in accordance with the PCAOB standards, we concluded that our internal control over financial reporting was not effective as of the dates of the applicable quarterly and annual reports.
       We are in the process of developing and implementing remedial measures to address the material weaknesses in our internal control over financial reporting. We have extensive work remaining to test the remedial measures and to remedy these material weaknesses. There can be no assurance as to when the remediation plan will be implemented and successfully tested. Until our remedial efforts are completed, we will continue to incur the expenses and management burdens associated with the manual procedures and additional resources required to prepare our consolidated financial statements.
       If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.
       Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. As initially discussed in our 2004 annual report on Form 10-K and which continued to be discussed in our quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus, we identified two material weaknesses as a result of our assessment of internal controls over financial reporting. We restated certain of our previously issued financial statements in order to correct these errors in the periods in which they occurred. We are continuing to work to improve our internal controls. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.
       Our debt limits our flexibility and increases our risk of default.
       Our debt could have important consequences to you, such as:

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete and increasing our vulnerability to general adverse economic and industry conditions; and

•	limiting our ability to obtain additional financing that we may need to fund future working capital, capital expenditures, product development, acquisitions or other corporate requirements.
       As of June 30, 2005, the book value of our total debt was $781.3 million, including $300.0 million of our 2.875% convertible notes due 2034, $91.5 million of our 3.5% convertible notes due 2033, $251.9 million of our syndicated loan facility, $126.1 million in obligations associated with the sale and leaseback of communication towers and $11.7 million in capital lease obligations, and our stockholders’ equity was $648.0 million. On August 15, 2005, we issued $350.0 million of our 2.75% convertible notes due 2025.
       Our ability to meet our debt obligations and to reduce our indebtedness will depend on our future performance. Our performance, to a certain extent, is subject to general economic conditions and financial, business, political and other factors that are beyond our control. We cannot assure you that we will continue to generate cash flow from operations at or above current levels, that we will be able to meet our cash interest payments on all of our debt or that the related assets currently owned by us can be sustained in the future.
       If our business plans change, including as a result of changes in technology, or if general economic, financial or political conditions in any of our markets or competitive practices in the mobile wireless telecommunications industry change materially from those currently prevailing or from those now anticipated, or if other presently unexpected circumstances arise that have a material effect on the cash flow or profitability of our mobile wireless business, the anticipated cash needs of our business could change significantly. Any of these events or circumstances could involve significant additional funding needs in excess of the identified currently available sources, and could require us to raise additional capital to meet those needs. However, our ability to raise additional capital, if necessary, is subject to a variety of additional factors that we cannot presently predict with certainty, including the commercial success of our operations, the volatility and demand of the capital and lending markets and the future market prices of our securities. We cannot assure you that we will be able to raise additional capital on satisfactory terms or at all.
       If we are unable to generate cash flow from operations in the future to service our debt, we may try to refinance all or a portion of our debt. We cannot assure you that sufficient future borrowings will be available to pay or refinance our debt.
       Our financing agreements have and may contain covenants that limit how we conduct our business, which may affect our ability to grow as planned.
       As a result of restrictions that have been contained in certain of our financing agreements and may be contained in future financing agreements, we may be unable to raise additional financing, compete effectively or take advantage of new business opportunities. This may affect our ability to generate revenues and profits. Our current financing agreements have, and any future financing agreements may contain, covenants that limit how we conduct business by restricting our ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends and make other distributions;

•	prepay subordinated indebtedness;

•	make investments and other restricted payments;

•	create liens;

•	sell assets; and

•	engage in transactions with affiliates.
       We have significant intangible assets that are not likely to generate adequate value to satisfy our obligations in the event of liquidation.
       If we were liquidated, the value of our assets likely would not be sufficient to satisfy our obligations. We have a significant amount of intangible assets, such as licenses. The value of these licenses will depend significantly upon the success of our digital mobile network business and the growth of the specialized mobile radio and wireless communications industries in general. Moreover, the transfer of licenses in liquidation would be subject to governmental or regulatory approvals that may not be obtained or that may adversely impact the value of such licenses. Our net tangible book value was $571.4 million as of June 30, 2005.
       The selling shareholder may be able to influence our business and affairs.
       After giving effect to the sale of shares in this offering, assuming no exercise of the underwriter’s over-allotment option, Nextel Communications will beneficially own about 9.7% of our outstanding common stock. Despite this decrease in ownership, we and Nextel Communications continue to have significant technology and marketing relationships. For example, Nextel Communications provides significant support with respect to the development of iDEN technology, and it has licensed to us certain trademark rights. Because of these relationships, Nextel Communications may be able to continue to exert certain influence over our business and affairs. The loss of these relationships could adversely affect our operations.
       Agreements with Motorola reduce our operational flexibility and may adversely affect our growth or operating results.
       We have entered into agreements with Motorola that impose limitations and conditions on our ability to use other technologies that would displace our existing iDEN digital mobile networks. These agreements may delay or prevent us from employing new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change arising under the Motorola agreements. For example, our equipment purchase agreements with Motorola provide that we must provide Motorola with notice of our determination that Motorola’s technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase equipment utilizing an alternate technology.
       In addition, if Motorola manufactures, or elects to manufacture, the equipment utilizing the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the equipment utilizing the alternate technology for three years. This may limit our ability to negotiate with an alternate equipment supplier. Finally, if we do switch to an alternate technology and we do not maintain Motorola infrastructure equipment at the majority of our transmitter and receiver sites that are deployed at the time the switch is first publicly announced any equipment financing outstanding by Motorola or its affiliates to us shall become immediately due and payable upon written notice from Motorola.
       We may not be able to finance a change of control offer.
       Upon the occurrence of certain kinds of change of control events, we may be required to repurchase 100% of the principal amount of all of our outstanding $350.0 million aggregate principal amount 2.75% convertible notes due 2025, all of our outstanding $300.0 million aggregate principal amount 2.875% convertible notes due 2034 and all of our outstanding $91.5 million aggregate principal amount

3.5% convertible notes due 2033. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our convertible notes.
       Concerns about health risks associated with wireless equipment may reduce the demand for our services.
       Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. The actual or perceived risk of mobile communications devices could adversely affect us through increased costs of doing business, additional governmental regulation that sets emissions standards or otherwise limits or prohibits our devices from being marketed and sold, a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the mobile communications industry. Further research and studies are ongoing, and we cannot be sure that these studies will not demonstrate a link between radio frequency emissions and health concerns.
       Historical financial information may not be comparable to results reported in the future.
       As a result of the November 2002 consummation of our Revised Third Amended Joint Plan of Reorganization and the transactions contemplated thereby, we are operating our existing business under a new capital structure. In addition, we were subject to fresh-start accounting rules. Accordingly, our consolidated financial condition and results of operations from and after our reorganization are not comparable to our consolidated financial condition or results of operations reflected in our financial statements for periods prior to our reorganization, which are included in our 2004 annual report on Form 10-K and incorporated by reference into this prospectus supplement and the accompanying prospectus.
Risk Factors Relating to the Common Stock
       The market price of our common stock may be volatile, which could cause the value of your investment in us to decline.
       Any of the following factors could affect the market price of our common stock:

•	general market, political and economic conditions;

•	changes in earnings estimates and recommendations by financial analysts;

•	our failure to meet financial analysts’ performance expectations;

•	legislative and regulatory developments;

•	conditions and trends in the telecommunications industry; and

•	conditions in the local markets or regions in which we operate.
       In addition, many of the risks described elsewhere in this “Risk Factors” section could materially and adversely affect our stock price. The stock markets have experienced price and volume volatility that has affected many companies’ stock prices. Many companies have experienced wide stock price fluctuations that have often been unrelated to the operating performance of those companies. Fluctuations such as these may affect the market price of our common stock.
       Sales or issuances of large amounts of our common stock, or the perception that sales or issuances could occur, may depress our stock price.
       Even if our business is doing well, the market price of our common stock could drop if any of our significant stockholders decides to sell additional shares. After the offering and sale of common stock by Nextel Communications under this prospectus supplement and the accompanying prospectus, assuming no exercise of the underwriter’s over-allotment option, Nextel Communications will continue to own about 9.7% of the outstanding shares of our common stock. In addition, based on public filings, four other stockholders hold 13.3%, 9.3%, 5.5% and 5.1% of our outstanding common stock, respectively. The market price could drop significantly if Nextel Communications or any of our other significant stockholders sells additional shares or other investors perceive sales by any significant stockholder to be imminent.

       A substantial number of our shares issuable under our option plans will be freely tradeable. Sales of substantial amounts of these shares could also cause the market price to drop significantly. As of June 30, 2005, 13,419,800 shares of common stock were available for grant under our stock option plan and options to purchase 6,194,488 shares of our common stock were outstanding (259,190 of which were exercisable). The issuance or sale or the availability for sale of a large number of shares of our common stock in the public market could adversely affect the price of our common stock.
       In addition, our 3.5% convertible notes due 2033, our 2.875% convertible notes due 2034 and our 2.75% convertible notes due 2025 are convertible, subject to certain conditions, into 3,432,075, 5,634,900 and 3,494,225 shares of our common stock, respectively, based on the current conversion rate of such notes. In connection with the issuance of such notes, we entered into registration rights agreements with the initial purchasers of such notes. Pursuant to the terms of the registration rights agreements, we have filed or will file a registration statement to register the notes and the common stock issuable upon the conversion of the notes that will cover sales to third parties by the holders of such notes or common stock. The conversion of the notes and the sale of the underlying shares of common stock could adversely affect the market price of our common stock.
       Neither we nor our officers or directors have entered into any lock-up agreements in connection with this offering.
       We have not paid dividends on our common stock.
       We have never paid a cash dividend on our common stock and do not plan to pay dividends on our common stock for the foreseeable future. As a holding company, our ability to pay dividends depends on a number of factors, including the earnings of, and cash flow available from, our operating companies. Our operating companies are subject to legal and contractual restrictions on the payment of dividends to us. Some of the financing documents into which we may enter may prohibit us from paying dividends. In addition, some provisions of our financing agreements limit, or may in the future limit, the amount of cash available to make dividends, loans and cash distributions to us from our operating companies.
       We anticipate that for the foreseeable future any cash flow generated from our operations will be used to develop and expand our business and operations and make contractual payments on our debt in accordance with our business plan. Any future determination as to the payment of dividends on our common stock will be at the discretion of our board of directors and will depend upon our operating results, financial condition and capital requirements, contractual restrictions, general business conditions and other factors as our board of directors deems relevant. We cannot assure you that we will pay dividends on our common stock at any time in the future.
       Some provisions of our restated certificate of incorporation and Delaware law could make it more difficult for a third party to acquire us even if doing so would be in your interest.
       Even if an offer to acquire our company included a premium on the common stock or presented long-term benefits or would otherwise be in your interest, a third party could find it difficult to make such an acquisition. Provisions of our restated certificate of incorporation and of Delaware law that could make it more difficult to acquire us include:

•	the ability of our board of directors to issue shares of preferred stock on terms that can be set by our board of directors in its sole discretion; and

•	provisions of Delaware law that impose restrictions on mergers and business combinations between us and a holder of 15% or more of our common stock, other than Nextel Communications or a subsidiary of Nextel Communications.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS
       We caution you that this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that act. Among other things, these statements relate to our financial condition, results of operations and business. When used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, these forward-looking statements are generally identified by the words or phrases “would be,” “will allow,” “expects to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions.
       While we provide forward-looking statements to assist in the understanding of our anticipated future financial performance, we caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date that we make them. Forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control. It is routine for our internal projections and expectations to change, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or the year. Although these expectations may change, we may not inform you if they do. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Actual results may differ materially from those contained in or implied by these forward-looking statements for a variety of reasons.
       We have included risk factors and uncertainties that might cause differences between anticipated and actual future results in the “Risk Factors” section of this prospectus supplement and the accompanying prospectus. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operation and results of our wireless communications business also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	our ability to meet the operating goals established by our business plan;

•	general economic conditions in Latin America and in the market segments that we are targeting for our digital mobile services;

•	the political and social conditions in the countries in which we operate, including political instability, which may affect the economies of our markets and the regulatory schemes in these countries;

•	substantive terms of any international financial aid package that may be made available to any country in which our operating companies conduct business;

•	the impact of foreign exchange volatility in our markets as compared to the U.S. dollar and related currency devaluations in countries in which our operating companies conduct business;

•	reasonable access to and the successful performance of the technology being deployed in our service areas, and improvements thereon, including technology deployed in connection with the introduction of digital two-way mobile data or Internet connectivity services in our markets;

•	the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet our service deployment and marketing plans and customer demand;

•	the success of efforts to improve and satisfactorily address any issues relating to our digital mobile network performance;

•	future legislation or regulatory actions relating to our specialized mobile radio services, other wireless communication services or telecommunications generally;

•	the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our digital mobile network business;

•	the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular services and personal communications services;

•	market acceptance of our new service offerings, including International Direct Connect;

•	our ability to access sufficient debt or equity capital to meet any future operating and financial needs; and

•	other risks and uncertainties described from time to time in our reports filed with the Securities and Exchange Commission, including our 2004 Annual Report on Form 10-K and our subsequent quarterly reports on Form 10-Q, which we have incorporated by reference in this prospectus supplement and the accompanying prospectus.

THE SELLING STOCKHOLDER
       The selling stockholder is Nextel Communications. We believe that Nextel Communications has sole voting and investment power with respect to the shares of common stock it is offering. The common stock being offered by Nextel Communications was issued on November 12, 2002 upon our emergence from Chapter 11 proceedings. In connection with that issuance, Nextel Communications, along with others who are not participating in this offering, was granted registration rights under a registration rights agreement covering the shares of our common stock issued to Nextel Communications.
      In addition to Nextel Communications’ ownership of our common stock, described below, Nextel Communications held an aggregate principal amount, at maturity, of $65.7 million of our senior secured discount notes issued in connection with our emergence from Chapter 11 proceedings. These notes were purchased by us in March 2004. Also, one former member of our board of directors, Timothy M. Donahue, is President and Chief Executive Officer of Nextel Communications. Mr. Donahue resigned from our board of directors on March 10, 2004.
Share Ownership
       Nextel Communications currently owns, either directly or through a subsidiary, 12,356,064 shares of our common stock, which represents approximately 16.4% of our issued and outstanding shares of common stock. Following Nextel Communications’ sale of 5,000,000 shares of our common stock in this offering, and assuming no exercise of the underwriter’s over-allotment option, Nextel Communications will own, either directly or through a subsidiary, 7,356,064 shares of our common stock, which will represent approximately 9.7% of our issued and outstanding shares of common stock. Assuming full exercise of the underwriter’s over-allotment option, Nextel Communications will own, either directly or through a subsidiary, 6,606,064 shares of our common stock, which will represent approximately 8.7% of our issued and outstanding shares of common stock. On August 12, 2005 Nextel Communications completed a merger with a subsidiary of Sprint Corporation and upon consummation of the merger Sprint was renamed Sprint Nextel Corporation. As a result of the merger, Sprint Nextel may be deemed to share beneficial ownership of the shares held by Nextel Communications.

USE OF PROCEEDS
       The selling stockholder is offering certain of its shares of our common stock in this offering and will receive all of the proceeds from its sale. We will not receive any of the proceeds from the selling stockholder’s sale of shares of our common stock in this offering.
PRICE RANGE OF COMMON STOCK
       Prior to November 12, 2002, the date that our former common stock and other equity interests were cancelled in connection with our emergence from Chapter 11 proceedings, there was no public trading market for our former common stock. Our new common stock issued on November 12, 2002 began trading on the Over-the-Counter (OTC) Bulletin Board effective November 20, 2002 under the trading symbol “NIHD.” On February 28, 2003, our new common stock began trading on the Nasdaq National Market under the trading symbol “NIHD.”
       The following table sets forth on a per share basis the reported high and low sales prices for our common stock, based on published financial sources, for the quarters indicated. All amounts have been adjusted to reflect a three-for-one stock split of our common stock effected in the form of a stock dividend in March 2004.

	Price Range of
	Common Stock

	High	Low

2003
First Quarter	$8.95	$3.87
Second Quarter	13.29	7.90
Third Quarter	22.20	12.50
Fourth Quarter	26.87	20.02
2004
First Quarter	$37.00	$24.77
Second Quarter	41.95	31.25
Third Quarter	43.85	33.07
Fourth Quarter	47.76	40.55
2005
First Quarter	$61.47	$47.18
Second Quarter	64.41	47.98
Third Quarter (through September 7, 2005)	81.78	63.07
       On September 7, 2005, the reported last sale price for our common stock on the Nasdaq National Market was $79.00 per share. Investors should obtain current market quotations before making any decision with respect to an investment in our common stock.
       At September 1, 2005, there were 75,539,178 shares of our common stock outstanding, held by approximately six stockholders of record. These stockholders included The Depository Trust Corporation, which acts as a clearinghouse for multiple brokerage and custodial accounts.

DESCRIPTION OF CAPITAL STOCK
       The following description is a summary of the material provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Copies of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws have been filed with the Securities and Exchange Commission.
General
       As of September 1, 2005, NII Holdings had 310,000,000 shares of capital stock authorized. This authorized capital stock consisted of:

•	300,000,000 shares of common stock, par value $0.001 per share, 75,539,178 of which were outstanding; and

•	10,000,000 shares of undesignated preferred stock, par value $0.001 per share, which we refer to as our Undesignated Preferred Stock, none of which are currently outstanding.
Common Stock
   Voting
       Subject to the rights of the holder of any preferred stock outstanding at the time, each share of our common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders on which the holders of the common stock are entitled to vote. Holders of the common stock shall vote together as one class on all matters submitted to a vote of stockholders of the corporation generally. The common stock does not have cumulative voting rights in connection with the election of directors.
   Dividends
       Subject to the preferences of any preferred stock then outstanding, the holders of common stock are entitled to receive dividends and other distributions in cash, property or shares of stock of the corporation as may be declared thereon by the corporation’s board of directors from time to time out of assets or funds of the corporation legally available therefor.
   Liquidation
       If we are liquidated (either partial or complete), dissolved or wound up, whether voluntarily or involuntarily, the holders of the common stock shall be entitled to share ratably in our net assets remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to the common stock.
Undesignated Preferred Stock
       The board of directors is granted the authority to from time to time issue the Undesignated Preferred Stock as preferred stock of one or more series and in connection with the creation of any such series to fix by resolution the designation, voting powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock, adversely affect the rights and powers, including voting rights, of holders of common stock, and have the effect of delaying, deterring or preventing a change in control of us.

Preemptive Rights
       No holder of any share of our capital stock has any preemptive right to subscribe to an additional issue of our capital stock or to any security convertible into such stock.
Transfer Agent and Registrar
       The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.
Certain Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law
      General
       Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.
      Board of Directors
       According to our Amended and Restated Bylaws, the board of directors must be composed of at least one and no more than twelve directors. Our board currently consists of nine directors. The number of directors may be changed from time to time by resolution of the board of directors. Directors need not be stockholders of the corporation. According to our Amended and Restated Certificate of Incorporation, we have a board of directors consisting of three classes, with the term of office of one class expiring each year. The three directors of the first class hold office until the next annual meeting or until a successor is duly elected and qualified, the three directors of the second class will hold office until the next succeeding annual meeting or until a successor is duly elected and qualified, and the three directors of the third class will hold office until the next thereafter succeeding annual meeting or until a successor is duly elected and qualified. Commencing with the next annual meeting, each class of directors whose term shall then or thereafter expire will be elected to hold office for a three-year term.
      Stockholder Actions and Special Meetings
       In accordance with Delaware law, any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting or a vote if the action is consented to in writing by holders of outstanding stock having the votes necessary to authorize the action. Our Amended and Restated Bylaws provide that the chairman of the board and chief executive officer may call special meetings of the stockholders for any purpose at any time. Further, the Amended and Restated Bylaws provide that a special meeting shall be called by the secretary upon the written request of a majority of the board of directors or of stockholders holding a majority of the entire capital stock issued and outstanding and entitled to vote. This request must state the purposes of the proposed meeting.
      Anti-Takeover Statute
       Generally, section 203 of the Delaware general corporation law prohibits a publicly held Delaware company from engaging in a business combination with an interested stockholder for a period of three years after the time the stockholder became an interested stockholder. However, the interested stockholder may engage in a business combination if specified conditions are satisfied. Thus, it may make acquisition of control of our company more difficult. The prohibitions in section 203 do not apply if:

•	before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

•	at or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
       Under section 203 of the Delaware general corporation law, a business combination includes:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all its outstanding stock;

•	transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

•	transactions involving the corporation, which have the effect of increasing the proportionate share of the corporation’s stock of any class or series that is owned by the interested stockholder; or

•	transactions in which the interested stockholder receives financial benefits provided by the corporation.
       Under section 203 of the Delaware general corporation law, an interested stockholder generally is

•	any person that owns 15% or more of the outstanding voting stock of the corporation;

•	any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date on which it is sought to be determined whether or not that person is an interested stockholder; and

•	the affiliates or associates of either of the above categories of persons.
       Under some circumstances, section 203 of the Delaware general corporation law makes it more difficult for an interested stockholder to effect various business combinations with us for a three-year period, although our stockholders may elect to exclude us from the restrictions imposed under this section.

UNDERWRITING
       NII Holdings, the selling stockholder and Bear, Stearns & Co. Inc. have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, Bear, Stearns & Co. Inc. has agreed to purchase all of the 5,000,000 shares offered hereby.
       Bear, Stearns & Co. Inc. is committed to take and pay for all of the shares being offered, if any are taken, other than those shares covered by the over-allotment option described below.
       Shares sold by Bear, Stearns & Co. Inc. to the public will initially be offered on the terms set forth on the cover of this prospectus supplement. If all the shares are not sold at the initial price to public, Bear, Stearns & Co. Inc. may change the offering price and the other selling terms.
       The selling stockholder has granted to the underwriter an option, exercisable on or prior to October 7, 2005, to purchase up to a total of 750,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount. If the underwriter exercises the over-allotment option to purchase any of the additional 750,000 shares of common stock, these additional shares will be sold by the underwriter on the same terms as those on which the shares offered hereby are being sold. The underwriter may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.
       The following table shows the public offering price, underwriting discounts and proceeds to the selling stockholder from the sale of common stock. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase additional shares.

		Total

		Without	With
	Per Share	over-allotment	over-allotment

Public offering price	$76.000	$380,000,000	$437,000,000
Underwriting discount	$0.875	$4,375,000	$5,031,250

Proceeds to the selling stockholder	$75.125	$375,625,000	$431,968,750

The initial price to public and underwriting discount above do not reflect a commission equivalent the underwriters will receive from investors in the amount of $0.05 for each share of common stock sold to those investors in the offering.
       The selling stockholder has agreed with Bear, Stearns & Co. Inc. not to dispose of or hedge any of NII Holdings’ common stock or any securities convertible into or exchangeable for shares of such common stock during the period from the date of this prospectus supplement continuing through the date 30 days after the date of this prospectus supplement, except with the prior written consent of Bear, Stearns & Co. Inc. The restrictions contained in the preceding sentence shall not apply to the shares sold pursuant to this offering.
       In connection with the offering, Bear, Stearns & Co. Inc. may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Bear, Stearns & Co. Inc. of a greater number of shares than it is required to purchase in the offering. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriter’s over-allotment option. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which the underwriter may purchase shares through the over-allotment option. Transactions to close out the covered short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriter may also make “naked” short sales of shares in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by Bear, Stearns & Co. Inc. in the open market prior to the completion of the offering.
       Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of NII Holdings’ stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.
       The underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to NII Holdings; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.
       NII Holdings will pay all of the expenses of this offering, other than underwriting discounts and commissions. NII Holdings estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $300,000.
       NII Holdings and the selling stockholder have agreed to indemnify Bear, Stearns & Co. Inc. against certain liabilities, including liabilities under the Securities Act of 1933.
       Bear, Stearns & Co. Inc. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for NII Holdings, for which they received or will receive customary fees and expenses.

LEGAL MATTERS
       Certain legal matters in connection with the shares of common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Williams Mullen, Richmond, Virginia. Davis Polk & Wardwell, New York, New York, will pass upon certain legal matters for the underwriter in connection with the shares of common stock offered by this prospectus supplement and the accompanying prospectus.
EXPERTS
      On May 19, 2003, we dismissed Deloitte & Touche LLP as our independent registered public accounting firm and engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm. In connection with its audits for the two most recent fiscal years and through May 19, 2003, there had been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference thereto in their report on the Company’s consolidated financial statements for such years. Our change in independent registered public accounting firm was reported on a Current Report on Form 8-K filed with the SEC on May 23, 2003.
      The consolidated balance sheets as of December 31, 2002 (Successor Company consolidated balance sheet), and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for the two months ended December 31, 2002 (Successor Company consolidated operations) and the ten months ended October 31, 2002 (Predecessor Company consolidated operations), and the financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated March 7, 2003 (March 17, 2005 as to the effects of the restatement discussed in Note 20), which is incorporated herein by reference, (which report expresses an unqualified opinion and includes explanatory paragraphs referring to NII Holdings, Inc.’s reorganization under Chapter 11 of the United States Bankruptcy Code in 2002, the adoption of AICPA Statement of Position 90-7, “Financial Reporting for Entities in Reorganization Under the Bankruptcy Code,” in 2002 and the adoption of Emerging Issues Task Force Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” on November 1, 2002 and the restatement of the consolidated financial statements for the two months ended December 31, 2002 (Successor Company) and for the ten months ended October 31, 2002 (Predecessor Company)) and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The consolidated financial statements as of December 31, 2004 and 2003 and for the years then ended and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting and an explanatory paragraph relating to the Company’s change in method of accounting for the financial results of its foreign operating companies from a one-month lag reporting basis to a current period basis, consistent with the Company’s fiscal reporting period, as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC
       This prospectus supplement incorporates by reference important business and financial information that we file with the SEC and that we are not including in or delivering with this prospectus supplement or the accompanying prospectus. As the SEC allows, incorporated documents are considered part of this prospectus supplement and the accompanying prospectus, and we can disclose important information to you by referring you to those documents.
       We incorporate by reference the documents listed below, to the extent they have been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	the portions of our definitive Proxy Statement for the Annual Meeting of Stockholders held on April 27, 2005 that have been incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005; and

•	our Current Reports on Form 8-K filed March 7, 2005, March 21, 2005, March 22, 2005, April 1, 2005, May 17, 2005, May 27, 2005, June 10, 2005, June 21, 2005, August 9, 2005, August 10, 2005 and August 16, 2005.
       We also incorporate by reference all documents to the extent they have been filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of this prospectus supplement and (2) until this offering has been completed. Information in this prospectus supplement supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus supplement and the incorporated documents.
       We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:
Robert J. Gilker
Vice President and General Counsel
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191
(703) 390-5100

12,356,064 Shares of Common Stock

        The selling security holder identified in this prospectus is offering up to 12,356,064 shares of the common stock, par value $0.001 per share, of NII Holdings, Inc. The shares of common stock are being offered on a continuous basis until at least November 12, 2007 or the earlier sale of the shares of common stock.
      NII Holdings, Inc. emerged from Chapter 11 bankruptcy proceedings on November 12, 2002, and the selling security holder acquired its shares in connection with the consummation of NII Holdings, Inc.’s Revised Third Amended Joint Plan of Reorganization. NII Holdings, Inc. has agreed to register the shares issued to certain of such holders who have entered into a registration rights agreement with NII Holdings, Inc.
      The selling security holder will receive all of the net proceeds from the sale of the shares. This security holder will pay all underwriting discounts and selling commissions, if any, applicable to the sale of their shares. NII Holdings, Inc. is not offering any shares of common stock for sale under this prospectus and will not receive any of the proceeds from the sale of these securities by the selling security holder.
      The selling security holder and participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act of 1933, in which event any profit on the sale of the shares by the selling security holder and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.
      NII Holdings, Inc. common stock is currently listed on the NASDAQ National Market under the symbol “NIHD.” On May 31, 2005, the closing price of the common stock was $59.60 per share.

       INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 FOR A DISCUSSION OF SOME IMPORTANT RISKS YOU SHOULD CONSIDER BEFORE BUYING ANY SHARES OF COMMON STOCK.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated June 23, 2005.

i

CERTAIN DEFINITIONS
      Unless the context requires otherwise, “NII Holdings, Inc.,” “NII Holdings,” “we,” “our,” “us” and “the Company” refer to the combined businesses of NII Holdings, Inc. and its consolidated subsidiaries. NII Holdings, Inc., formerly known as Nextel International, Inc., was incorporated in Delaware in 2000.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
      Certain statements made in this prospectus are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as “believes,” “expects,” “intends,” “plans,” “may,” “will,” “would,” “could,” “should” or “anticipates” or other comparable words, or by discussions of strategy that involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties, including technical uncertainties, financial variations, changes in the regulatory environment, industry growth and trend predictions. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operation and results of our wireless communications business also may be subject to the effects of other risks and uncertainties in addition to the other qualifying factors identified in the “Risk Factors” section below, including, but not limited to:

•	our ability to meet the operating goals established by our business plan;

•	general economic conditions in Latin America and in the market segments that we are targeting for our digital mobile services;

•	the political and social conditions in the countries in which we operate, including political instability, which may affect the economies of our markets and the regulatory schemes in these countries;

•	substantive terms of any international financial aid package that may be made available to any country in which our operating companies conduct business;

•	the impact of foreign exchange volatility in our markets as compared to the U.S. dollar and related currency devaluations in countries in which our operating companies conduct business;

•	reasonable access to and the successful performance of the technology being deployed in our service areas, and improvements thereon, including technology deployed in connection with the introduction of digital two-way mobile data or Internet connectivity services in our markets;

•	the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet our service deployment and marketing plans and customer demand;

•	the success of efforts to improve and satisfactorily address any issues relating to our digital mobile network performance;

•	future legislation or regulatory actions relating to our specialized mobile radio services, other wireless communication services or telecommunications generally;

•	the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our digital mobile network business;

•	the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular services and personal communications services;

•	market acceptance of our new service offerings, including International Direct Connect;

•	our ability to access sufficient debt or equity capital to meet any future operating and financial needs; and

•	other risks and uncertainties described from time to time in our reports filed with the Securities and Exchange Commission.

PROSPECTUS SUMMARY
      This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that is important to you. We encourage you to read this prospectus in its entirety.
ABOUT NII HOLDINGS
      We provide digital wireless communication services targeted at meeting the needs of business customers through operating companies located in selected Latin American markets. Our principal operations are in major business centers and related transportation corridors of Mexico, Brazil, Argentina and Peru. We also provide analog specialized mobile radio services in Mexico, Brazil and Peru, as well as in Chile. Our markets are generally characterized by high population densities and, we believe, a concentration of the country’s business users and economic activity. In addition, vehicle traffic congestion, low landline penetration and unreliability of the land-based telecommunications infrastructure encourage the use of mobile wireless communications services in these areas.
      We use a transmission technology called integrated digital enhanced network, or iDEN®, developed by Motorola, Inc., to provide our digital mobile services on 800 MHz spectrum holdings in all of our digital markets. This technology allows us to use our spectrum more efficiently and offer multiple digital wireless services integrated on one digital handset device. We are designing our digital mobile networks to support multiple digital wireless services, including:

•	digital mobile telephone service, including advanced calling features such as speakerphone, conference calling, voice-mail, call forwarding and additional line service;

•	Nextel Direct Connect® service, which allows subscribers anywhere on our network in the same country to talk to each other instantly, on a “push-to-talk” basis, on a private one-to-one call or on a group call;

•	International Direct Connect® service, in partnership with Nextel Communications and Nextel Partners, which allows subscribers to communicate instantly across national borders with our subscribers in Mexico, Brazil, Argentina and Peru and with Nextel Communications and Nextel Partners subscribers in the United States;

•	Internet services, mobile messaging services, e-mail and advanced Javatm enabled business applications, which are marketed as “Nextel Onlinesm” services; and

•	international roaming capabilities, which are marketed as “Nextel Worldwidesm”.
      Our principal executive office is located at 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191. Our telephone number at that location is (703) 390-5100.

SUMMARY OF THE OFFERING
      The selling security holder identified in this prospectus is offering up to 12,356,064 shares of the common stock, par value $0.001 per share, of NII Holdings, Inc. We are not issuing any shares under this prospectus.
      NII Holdings is authorized to issue a total of 300,000,000 shares of common stock, par value $0.001 per share. As of May 31, 2005, there were 71,706,188 shares of NII Holdings’ common stock outstanding.
      See additional discussion of our common stock under “Description of Capital Stock” appearing in this prospectus.

RISK FACTORS
      Investing in the common stock offered by the selling security holder involves a high degree of risk. You should carefully consider the risks described below, as well as all the other information in this prospectus — including the consolidated financial statements and related notes — before investing in the common stock.
Risk Factors Relating to Our Company
     We have a short history of profitable operations, which may make it difficult for you to evaluate our business and the risks of investing in our common stock.
      Prior to giving effect to our reorganization and the application of fresh start accounting to our financial statements as of October 31, 2002, we had never been profitable. Because of this limited profitable history and the incomparability of our financial condition and results of operations prior to October 31, 2002 and after October 31, 2002, it may be difficult for you to evaluate our business.
     If we are not able to compete effectively in the highly competitive wireless communications industry, our future growth and operating results will suffer.
      Our success will depend on the ability of our operating companies to compete effectively with other telecommunications services providers, including wireline companies and other wireless telecommunications companies, in the markets in which they operate.
      Some of our competitors are financially stronger than we are, which may limit our ability to compete based on price.
      Because of their resources, and in some cases ownership by larger companies, some of our competitors may be able to offer services to customers at prices that are below the prices that our operating companies can offer for comparable services. If we cannot compete effectively based on the price of our service offerings, our revenues may be adversely affected. For example, many of our competitors are well-established companies that have:

•	substantially greater financial and marketing resources;

•	larger customer bases;

•	better name recognition;

•	bundled service offerings;

•	larger spectrum positions; and

•	larger coverage areas than those of our operating companies.
      Further, significant price competition could negatively impact our operating results and our ability to attract and retain customers. In addition, we anticipate that our operating companies will continue to face market pressure to reduce the prices charged for their products and services because of increased competition in our markets.
      Our operating companies may face disadvantages when competing against formerly government-owned incumbent wireline operators or wireless operators affiliated with them.
      In some markets, our operating companies may not be able to compete effectively against a formerly government-owned monopoly telecommunications operator which today enjoys a near monopoly on the provision of wireline telecommunications services and may have a wireless affiliate or may be controlled by shareholders who also control a wireless operator. Our operating companies may be at a competitive disadvantage in these markets because formerly government-owned incumbents or affiliated competitors may have:

•	close ties with national regulatory authorities;

•	control over connections to local telephone lines; or

•	the ability to subsidize competitive services with revenues generated from services they provide on a monopoly or near-monopoly basis.
      These companies may also continue to enjoy the legacy of their pre-privatization/pre-liberalization privileges. Our operating companies may encounter obstacles and setbacks if local governments adopt policies favoring these competitors or otherwise afford them preferential treatment. As a result, our operating companies may be at a competitive disadvantage to incumbent providers, particularly as our operating companies seek to offer new telecommunications services.
      Our coverage is not as extensive as those of other wireless service providers in our markets, which may limit our ability to attract and retain customers.
      Since our digital mobile networks do not offer nationwide coverage in the countries in which we operate and our technology limits our potential roaming partners, we may not be able to compete effectively with cellular and personal communications services providers in our markets. Many of the cellular and personal communications services providers in our markets have networks with substantially more extensive areas of service. Additionally, many of these providers have entered into roaming agreements with each other, which permit these providers to offer coverage to their subscribers in each other’s markets. The iDEN technology that we deploy is not compatible with other wireless technologies such as digital cellular or personal communications services technologies or with other iDEN networks not operating in the 800 MHz spectrum. As a result, with the exception of GSM 900 MHz systems, we cannot enter into roaming agreements with the operators of these other networks. Although the i2000 digital phone is compatible with both iDEN 800 MHz and GSM 900 MHz systems, our customers will not be able to roam on other iDEN 800 MHz or GSM 900 MHz systems where we do not have a roaming agreement. As a result, we will not be able to provide coverage to our subscribers outside of our currently operating digital markets until:

•	other operators deploy iDEN 800 MHz or GSM 900 MHz technology in markets outside of our coverage areas and we enter into roaming agreements with those operators; or

•	handsets that can be used on both iDEN 800 MHz and non-GSM 900 MHz wireless communications networks become available and we enter into roaming agreements with the operators of those networks.
      If we do not keep pace with rapid technological changes, we may not be able to attract and retain customers.
      The wireless telecommunications industry is experiencing significant technological change. Future technological advancements may enable other wireless technologies to equal or exceed our current level of service and render iDEN technology obsolete. If Motorola, the sole supplier of iDEN technology, is unable to upgrade or improve iDEN technology or develop other technology to meet future advances in competing technologies on a timely basis, or at an acceptable cost, we will be less able to compete effectively and could lose customers to our competitors. In addition, competition among the differing wireless technologies could:

•	segment the user markets, which could reduce demand for our technology; and

•	reduce the resources devoted by third-party suppliers, including Motorola, which supplies all of our current digital mobile technology, to developing or improving the technology or our systems.
      If our wireless communications technology does not perform in a manner that meets customer expectations, we will be unable to attract and retain customers.
      Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of system transmissions on our digital mobile networks. We may have difficulty attracting and retaining customers if we are unable to address and resolve satisfactorily performance or other transmission quality issues as they arise or if these issues:

•	limit our ability to expand our network coverage or capacity as currently planned; or

•	place us at a competitive disadvantage to other wireless service providers in our markets.

      Our equipment is more expensive than that of some competitors, which may affect our ability to establish and maintain a significant subscriber base.
      We currently market multi-function digital handsets, and Motorola is the sole supplier of all our handsets. The higher cost of our equipment may make it more difficult for us to attract customers. In addition, the higher cost of our handsets requires us to absorb a comparatively larger part of the cost of offering handsets to new and existing customers. These higher costs of handsets place us at a competitive disadvantage and may reduce our growth and profitability.
      We may lose a competitive advantage because our competitors are providing two-way radio dispatch and other services.
      We differentiate ourselves by providing two-way radio dispatch “push-to-talk” services. Several of our competitors have introduced PoC (Push-To-Talk over Cellular) service, which is a walkie-talkie type of service similar to our Direct Connect service. In addition, we do not have short messaging system (SMS) interoperability agreements in all our markets. Consequently, our competitive advantage may be impaired.
   Because we rely on one supplier to implement our digital mobile networks, any failure of that supplier to perform could adversely affect our operations.
      Motorola is currently our sole source for most of the digital network equipment and all of the handsets used throughout our markets. In addition, iDEN technology is a proprietary technology of Motorola, meaning that there are no other suppliers of this technology, and it is the only widespread, commercially available digital technology that operates on non-contiguous spectrum. We have some non-contiguous spectrum in each of the markets we serve. If Motorola fails to deliver system infrastructure equipment and handsets or enhancements on a timely, cost-effective basis, we may not be able to adequately service our existing customers or add new customers. Nextel Communications is the largest customer of Motorola with respect to iDEN technology and provides significant support with respect to new product development. Nextel Communications and Sprint recently announced that they would merge and that the new combined company plans to migrate Nextel’s push-to-talk services to a next generation CDMA network platform. After announcing their merger plans, Nextel Communications also announced an agreement with Motorola for a three-year extension of its iDEN infrastructure supply agreement and handset purchase agreement, with certain modifications. Any decrease by Nextel Communications in its use of iDEN technology could significantly increase our costs for equipment and new developments and could impact Motorola’s decision to continue to support iDEN technology. In the event Motorola determines not to continue manufacturing, supporting or enhancing our iDEN based infrastructure and handsets, because Nextel Communications decreases its use of iDEN technology or otherwise, we may be materially adversely affected. We expect to continue to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our digital mobile networks and for the manufacture of handsets for the next several years.
   We operate exclusively in foreign markets, and our assets, customers and cash flows are concentrated in Latin America, which presents risks to our operating and financing plans.
      We face political and economic risks in our markets, which may limit our ability to implement our strategy and our financial flexibility and may disrupt our operations.
      The countries in which we operate are considered to be emerging markets. Although political, economic and social conditions differ in each country in which we currently operate, political and economic developments in one country may affect our business as a whole, including our access to international capital markets. Negative developments or unstable conditions in the countries in which we operate or in other emerging market countries could have a material adverse effect on our financial condition and results of operations. In Peru, for example, there was significant terrorist activity in the 1980s and the early 1990s. During that time, anti-government groups escalated violence against the government, the private sector and Peruvian residents. Incidents of terrorist activity continue to occur. Similar outbreaks of terrorism or political violence have occurred in Mexico and other countries in which we operate. In addition, in 2001, after prolonged periods of recession followed by political instability, the Argentine government announced it would not service its public debt. In order to address the worsening economic and social crisis, the Argentine government abandoned its decade-old fixed Argentine peso-U.S. dollar exchange rate, allowing the currency to float to market levels.
      We are unable to predict the impact that presidential or other contested local or national elections and the associated transfer of power from incumbent officials or political parties to elected victors, may have on the local economy or the growth and development of the local telecommunications industry. Changes in leadership or in the ruling party in the countries in which we operate may affect the economic programs developed under the prior administration, which in turn may adversely affect the economies in the countries in which we operate and our business operations and prospects in these countries.
      Due to our significant operations in Argentina and Brazil, our business is particularly exposed to risks associated with adverse economic and political conditions in those countries.
      In recent years, both Argentina and Brazil have been negatively affected by volatile economic and political conditions. These volatile conditions pose risks for our business. In particular, the volatility of the Argentine peso and the Brazilian real has affected our recent financial results. The depreciation of the currencies in Argentina and Brazil in 2002 had a material negative impact on our financial results.
      Argentina. After a prolonged period of recession, followed by political instability, Argentina announced in December 2001 that it would impose tight restrictions on bank accounts, would not service its public sector debt and suspended foreign currency trading. In January 2002, the Argentine government abandoned its decade-old fixed Argentine peso-U.S. dollar exchange rate. The resulting depreciation of the Argentine peso against the U.S. dollar during the 2002 calendar year was 66%. A depreciation of the Argentine peso generally affects our consolidated financial statements by generating a foreign currency transaction loss on U.S. dollar-denominated debt. Until October 31, 2002, the liabilities of our Argentine operating company included U.S. dollar-denominated secured debt, for which we recognized foreign currency transaction losses of $137.5 million for the ten months ended October 31, 2002. A depreciation of the Argentine peso also affects our consolidated financial statements by reducing the translation rate of all Argentine peso-denominated balances. To the extent net income is generated by our Argentine operating company, the amount would be reduced by a depreciation of the Argentine peso.
      Brazil. The Brazilian economy has been characterized by frequent and occasionally drastic intervention by the Brazilian government and by volatile economic cycles. The Brazilian government has often changed monetary, taxation, credit, tariff and other policies to influence the course of Brazil’s economy. In early 1999, the Brazilian government allowed the Brazilian real to float freely, resulting in a 32% devaluation against the U.S. dollar that year. In 2002, the Brazilian real depreciated against the U.S. dollar by 18%. For the combined period ended December 31, 2002, we recognized foreign currency transaction losses of $26.2 million, primarily related to U.S. dollar-denominated liabilities of our Brazilian operating company.
      The volatility of the Brazilian real and the Brazilian capital markets is due, in part, to Brazilian economic performance and related government policies. We cannot assure you that the new government will not implement policy changes that could adversely affect our Brazilian operations. Changes in policy, including tariffs, exchange controls or other factors, could adversely affect our business and financial results, as could inflation, further currency devaluation and other developments, as well as the Brazilian government’s response to them.
      In addition, economic and market conditions in other emerging markets can influence the perception of Brazil’s economic and political situation.

      Because wireless telecommunications services companies have a limited history in our markets, acceptance of our services is uncertain, and we may not be able to successfully implement our business plan.
      Due, in part, to the limited history of wireless communications services in our existing and targeted markets, we face many uncertainties in our markets that may affect our ability to grow or implement our business plan. These uncertainties include:

•	the size of the markets for wireless communications services;

•	the penetration rates of these markets;

•	the ability of potential subscribers to pay subscription and other fees;

•	the extent and nature of the competitive environment in these markets; and

•	the immediate and long-term commercial viability of wireless communications services in these markets.
      As a result of these uncertainties, we may make significant investments in developing a network and promoting our digital mobile services in markets where we may not achieve significant market acceptance for our services. If this occurs we may be unable to recover our investment in these markets, which could harm our financial condition and results of operations.
      We are subject to fluctuations in currency exchange rates and limitations on the expatriation or conversion of currencies, which may result in significant financial charges, increased costs of operations or decreased demand for our products and services.
      Nearly all of our revenues are earned in non-U.S. currencies, although a significant portion of our capital and operating expenditures, including imported network equipment and handsets, and substantially all of our outstanding debt, is priced in U.S. dollars. Accordingly, fluctuations in exchange rates relative to the U.S. dollar could have a material adverse effect on our earnings or assets. For example, the 1999 and 2002 currency devaluations in Brazil resulted in significant charges against our earnings in 1999 and 2002 and negative adjustments to the carrying value of our assets in Brazil. The economic upheaval in Argentina in 2002 led to the unpegging of the Argentine peso to the U.S. dollar exchange rate and the subsequent significant devaluation of the Argentine peso.
      Any depreciation of local currencies in the countries in which our operating companies conduct business may result in increased costs to us for imported equipment and may, at the same time, decrease demand for our products and services in the affected markets. If our operating companies distribute dividends in local currencies in the future, the amount of cash we receive will also be affected by fluctuations in exchange rates and currency devaluations. In addition, some of the countries in which we have operations do or may restrict the expatriation or conversion of currency.
      Our operating companies are subject to fluctuating economic conditions in the local markets in which they operate, which could hurt their performance.
      Our operations depend on the economies of the markets in which our operating companies conduct business. These markets are in countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product, interest rates and inflation rates. If these fluctuations have an effect on the ability of customers to pay for our products and services, our business may be adversely affected. As a result, our operating companies may experience lower demand for their products and services and a decline in the growth of their customer base and in revenues.
      Some of our operating companies conduct business in countries where the rate of inflation is significantly higher than in the United States. Any significant increase in the rate of inflation in any of these countries may not be completely or partially offset by corresponding price increases implemented by our operating companies, even over the long term.

      We pay significant import duties on our network equipment and handsets, and any increases could impact our financial results.
      Our operations are highly dependent upon the successful and cost-efficient importation of network equipment and handsets from North America and, to a lesser extent, from Europe and Asia. Any significant increase in import duties in the future could significantly increase our costs. To the extent we cannot pass these costs on to our customers, our financial results will be negatively impacted. In the countries in which our operating companies conduct business, network equipment and handsets are subject to significant import duties and other taxes that can be as high as 50% of the purchase price.
      We are subject to foreign taxes in the countries in which we operate, which may reduce amounts we receive from our operating companies or may increase our tax costs.
      Many of the foreign countries in which we operate have increasingly turned to new taxes, as well as aggressive interpretations of current taxes, as a method of increasing revenue. For instance, Brazil has a tax on financial transactions, and certain provinces in Argentina adopted higher tax rates on telecommunications services in 2001. In addition, in 2002 Mexico adopted a new tax on telecommunications services. The provisions of the new tax laws may prohibit us from passing these taxes on to our customers. These taxes may reduce the amount of earnings that we can generate from our services.
      Distributions of earnings and other payments, including interest, received from our operating companies may be subject to withholding taxes imposed by some countries in which these entities operate. Any of these taxes will reduce the amount of after-tax cash we can receive from those operating companies.
      In general, a U.S. corporation may claim a foreign tax credit against its federal income tax expense for foreign withholding taxes and, under certain circumstances, for its share of foreign income taxes paid directly by foreign corporate entities in which the company owns 10% or more of the voting stock. Our ability to claim foreign tax credits is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we do not have U.S. federal taxable income.
      We may also be required to include in our income for U.S. federal income tax purposes our proportionate share of specified earnings of our foreign corporate subsidiaries that are classified as controlled foreign corporations, without regard to whether distributions have been actually received from these subsidiaries.
      Nextel Brazil has received tax assessment notices from state and federal Brazilian tax authorities asserting deficiencies in tax payments related primarily to value added taxes, import duties and matters surrounding the definition and classification of equipment and services. Nextel Brazil has filed various petitions disputing these assessments. In some cases we have received favorable decisions, which are currently being appealed by the respective governmental authorities. In other cases our petitions have been denied and we are currently appealing those decisions.
      We have entered into a number of agreements that are subject to enforcement in foreign countries, which may limit efficient dispute resolution.
      A number of the agreements that we and our operating companies enter into with third parties are governed by the laws of, and are subject to dispute resolution in the courts of or through arbitration proceedings in, the countries or regions in which the operations are located. We cannot accurately predict whether these forums will provide effective and efficient means of resolving disputes that may arise. Even if we are able to obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty enforcing any award or judgment on a timely basis. Our ability to obtain or enforce relief in the United States is also uncertain.
   Government regulations determine how we operate in various countries, which could limit our growth and strategy plans.
      In each market in which we operate, one or more regulatory entities regulate the licensing, construction, acquisition, ownership and operation of our wireless communications systems. Adoption of new regulations, changes in the current telecommunications laws or regulations or changes in the manner in which they are interpreted or applied could adversely affect our operations. Because of the uncertainty as to the interpretation of regulations in some countries in which we operate, we may not always be able to provide the services we have planned in each market. In some markets, we are unable, or have limitations on our ability, to offer some services, such as interconnection to other telecommunications networks and participation in calling party pays programs, which may increase our costs. Further, the regulatory schemes in the countries in which we operate allow third parties, including our competitors, to challenge our actions. For instance, some of our competitors have challenged the validity of some of our licenses or the scope of services we provide under those licenses, in administrative or judicial proceedings, particularly in Chile. It is possible that, in the future, we may face additional regulatory prohibitions or limitations on our services. Inability to provide planned services could make it more difficult for us to compete in the affected markets. Further, some countries in which we conduct business impose foreign ownership limitations upon telecommunications companies. Finally, in some of our markets, local governments have adopted very stringent rules and regulations related to the placement and construction of wireless towers, which can significantly impede the planned expansion of our service coverage area, eliminate existing towers and impose new and onerous taxes and fees. These issues affect our ability to operate in each of our markets, and therefore impact our business strategies. For additional information, see the “Regulatory and Legal Overview” discussion for each operating company under “Business” of our 2004 annual report on Form 10-K, which is incorporated by reference into this prospectus.
   If our licenses to provide mobile services are not renewed, or are modified or revoked, our business may be restricted.
      Wireless communications licenses and spectrum allocations are subject to ongoing review and, in some cases, to modification or early termination for failure to comply with applicable regulations. If our operating companies fail to comply with the terms of their licenses and other regulatory requirements, including installation deadlines and minimum loading or service availability requirements, their licenses could be revoked. Further, compliance with these requirements is a condition for eligibility for license renewal. Most of our wireless communications licenses have fixed terms and are not renewed automatically. Because governmental authorities have discretion as to the grant or renewal of licenses, our licenses may not be renewed or, if renewed, renewal may not be on acceptable economic terms. For example, under existing regulations, our licenses in Brazil and Peru are renewable once, but no regulations presently exist regarding how or whether additional renewals will be granted.
   Any modification or termination of our license or roaming agreements with Nextel Communications could increase our costs.
      Nextel Communications has licensed to us the right to use “Nextel” and other of its trademarks on a royalty-free basis in Latin America. Nextel Communications may terminate the license on 60 days notice if we commit one of several specified defaults (namely, failure to maintain agreed quality controls, a change in control of NII Holdings, or certain other material defaults under the New Spectrum Use and Build-Out Agreement) and fail to cure the default within the 60 day period. If there is a change in control of one of our subsidiaries, upon 30 days notice, Nextel Communications may terminate the sublicense granted by us to the subsidiary with respect to the licensed marks. The loss of the use of the “Nextel” tradename could have a material adverse effect on our operations. We also depend upon our roaming agreements with Nextel Communications for access to its iDEN network in the United States.
   If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.
      Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. As discussed in our 2004 annual report on Form 10-K and our quarterly report on Form 10-Q for the quarter ended March 31, 2005, both of which are incorporated by reference into this prospectus, we identified two material weaknesses as a result of our assessment of internal controls over financial reporting. As a result of these errors, we restated certain of our previously issued financial statements in order to correct these errors in the periods in which they occurred. We are continuing to work to improve our internal controls. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.
   Our debt limits our flexibility and increases our risk of default.
      Our debt could have important consequences to you, such as:

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete and increasing our vulnerability to general adverse economic and industry conditions; and

•	limiting our ability to obtain additional financing that we may need to fund future working capital, capital expenditures, product development, acquisitions or other corporate requirements.
      As of March 31, 2005, the book value of our long-term debt was $607.0 million, including $300.0 million of our 2.875% convertible notes due 2034, $180.0 million of our 3.5% convertible notes due 2033, $117.7 million in obligations associated with a sale and leaseback of communication towers and $9.3 million in capital lease obligations, and our stockholders’ equity was $461.0 million.
      Our ability to meet our debt obligations and to reduce our indebtedness will depend on our future performance. Our performance, to a certain extent, is subject to general economic conditions and financial, business, political and other factors that are beyond our control. We cannot assure you that we will continue to generate cash flow from operations at or above current levels, that we will be able to meet our cash interest payments on all of our debt or that the related assets currently owned by us can be sustained in the future.
      If our business plans change, including as a result of changes in technology, or if general economic, financial or political conditions in any of our markets or competitive practices in the mobile wireless telecommunications industry change materially from those currently prevailing or from those now anticipated, or if other presently unexpected circumstances arise that have a material effect on the cash flow or profitability of our mobile wireless business, the anticipated cash needs of our business could change significantly. Any of these events or circumstances could involve significant additional funding needs in excess of the identified currently available sources, and could require us to raise additional capital to meet those needs. However, our ability to raise additional capital, if necessary, is subject to a variety of additional factors that we cannot presently predict with certainty, including the commercial success of our operations, the volatility and demand of the capital and lending markets and the future market prices of our securities. We cannot assure you that we will be able to raise additional capital on satisfactory terms or at all.
      If we are unable to generate cash flow from operations in the future to service our debt, we may try to refinance all or a portion of our debt. We cannot assure you that sufficient future borrowings will be available to pay or refinance our debt.
     Our financing agreements have and may contain covenants that limit how we conduct our business, which may affect our ability to grow as planned.
      As a result of restrictions that have been contained in certain of our agreements and may be contained in future financing agreements, we may be unable to raise additional financing, compete effectively or take advantage of new business opportunities. This may affect our ability to generate revenues and profits. Our future financing agreements have, and may in the future, contain covenants that limit how we conduct business by restricting our ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends and make other distributions;

•	prepay subordinated indebtedness;

•	make investments and other restricted payments;

•	enter into sale and leaseback transactions;

•	create liens;

•	sell assets; and

•	engage in transactions with affiliates.
     We have significant intangible assets that are not likely to generate adequate value to satisfy our obligations in the event of liquidation.
      If we were liquidated, the value of our assets likely would not be sufficient to satisfy our obligations. We have a significant amount of intangible assets, such as licenses. The value of these licenses will depend significantly upon the success of our digital mobile network business and the growth of the specialized mobile radio and wireless communications industries in general. Moreover, the transfer of licenses in liquidation would be subject to governmental or regulatory approvals that may not be obtained or that may adversely impact the value of such licenses. Our net tangible book value was $390.2 million as of March 31, 2005.
     Our significant stockholder is able to influence our business and affairs.
      As of May 31, 2005, Nextel Communications beneficially owned about 17.2% of our outstanding common stock and was our single largest stockholder. Because of their stock ownership, Nextel Communications may be able to exert significant influence over our business and affairs. Nextel Communications is also a party to a standstill agreement with us and certain other parties which prohibits it from exercising voting control over more than 49.9% of our outstanding common stock.
     Agreements with Motorola reduce our operational flexibility and may adversely affect our growth or operating results.
      We have entered into agreements with Motorola that impose limitations and conditions on our ability to use other technologies that would displace our existing iDEN digital mobile networks. These agreements may delay or prevent us from employing new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change arising under the Motorola agreements. For example, our equipment purchase agreements with Motorola provide that we must provide Motorola with notice of our determination that Motorola’s technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase equipment utilizing an alternate technology.
      In addition, if Motorola manufactures, or elects to manufacture, the equipment utilizing the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the equipment utilizing the alternate technology for three years. This may limit our ability to negotiate with an alternate equipment supplier. Finally, if we do switch to an alternate technology and we do not maintain Motorola infrastructure equipment at the majority of our transmitter and receiver sites that are deployed at the time the switch is first publicly announced.

     We may not be able to finance a change of control offer.
      Upon the occurrence of certain kinds of change of control events, we may be required to repurchase 100% of the principal amount of all of our outstanding $300.0 million aggregate principal amount 2.875% convertible notes due 2034 and all of our outstanding $180.0 million 3.5% convertible notes due 2033. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our convertible notes.
     Concerns about health risks associated with wireless equipment may reduce the demand for our services.
      Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. The actual or perceived risk of mobile communications devices could adversely affect us through increased costs of doing business, additional governmental regulation that sets emissions standards or otherwise limits or prohibits our devices from being marketed and sold, a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the mobile communications industry. Further research and studies are ongoing, and we cannot be sure that these studies will not demonstrate a link between radio frequency emissions and health concerns.
     Historical financial information may not be comparable to results reported in the future.
      As a result of the November 2002 consummation of our Revised Third Amended Joint Plan of Reorganization and the transactions contemplated thereby, we are operating our existing business under a new capital structure. In addition, we were subject to fresh-start accounting rules. Accordingly, our consolidated financial condition and results of operations from and after our reorganization are not comparable to our consolidated financial condition or results of operations reflected in our financial statements for periods prior to our reorganization, which are included in our 2004 annual report on Form 10-K and incorporated by reference into this prospectus.
Risk Factors Relating to the Common Stock
     The market price of our common stock may be volatile, which could cause the value of your investment in us to decline.
      Any of the following factors could affect the market price of our common stock:

•	general market, political and economic conditions;

•	changes in earnings estimates and recommendations by financial analysts;

•	our failure to meet financial analysts’ performance expectations;

•	legislative and regulatory developments;

•	conditions and trends in the telecommunications industry; and

•	conditions in the local markets or regions in which we operate.
      In addition, many of the risks described elsewhere in this “Risk Factors” section could materially and adversely affect our stock price. The stock markets have experienced price and volume volatility that has affected many companies’ stock prices. Many companies have experienced wide stock price fluctuations that have often been unrelated to the operating performance of those companies. Fluctuations such as these may affect the market price of our common stock.
     We have not paid dividends on our common stock.
      We have never paid a cash dividend on our common stock and do not plan to pay dividends on our common stock for the foreseeable future. As a holding company, our ability to pay dividends depends on a number of factors, including the earnings of, and cash flow available from, our operating companies. Our operating companies are subject to legal and contractual restrictions on the payment of dividends to us. Some of our financing documents prohibit, and are expected to continue to prohibit, us from paying dividends. In addition, some of the collateral security mechanisms and related provisions associated with our financing agreements limit the amount of cash available to make dividends, loans and cash distributions to us from our operating companies and provide that, in the event we default under those financing agreements, any dividends must be paid to the collateral agent.
      We anticipate that for the foreseeable future any cash flow generated from our operations will be used to develop and expand our business and operations and make contractual payments on our debt in accordance with our business plan. Any future determination as to the payment of dividends on our common stock will be at the discretion of our board of directors and will depend upon our operating results, financial condition and capital requirements, contractual restrictions, general business conditions and other factors as our board of directors deems relevant. We cannot assure you that we will pay dividends on our common stock at any time in the future.
     Some provisions of our restated certificate of incorporation and Delaware law could make it more difficult for a third party to acquire us even if doing so would be in your interest.
      Even if an offer to acquire our company included a premium on the common stock or presented long-term benefits or would otherwise be in your interest, a third party could find it difficult to make such an acquisition. Provisions of our restated certificate of incorporation and of Delaware law that could make it more difficult to acquire us include:

•	the ability of our board of directors to issue shares of preferred stock on terms that can be set by our board of directors in its sole discretion; and

•	provisions of Delaware law that impose restrictions on mergers and business combinations between us and a holder of 15% or more of our common stock, other than Nextel Communications or a subsidiary of Nextel Communications.
USE OF PROCEEDS
      We will not receive any proceeds from the sale of the common stock by the selling security holder under this prospectus.
SELLING SECURITY HOLDER
General
      The shares of common stock offered under this prospectus were issued on November 12, 2002 under our Revised Third Amended Joint Plan of Reorganization upon emergence from Chapter 11 bankruptcy proceedings. In connection with that issuance, the selling security holder was granted registration rights covering the common stock under a registration rights agreement. This registration statement is intended to satisfy such registration rights.
Ownership
      The following table provides information with respect to the common stock held by the selling security holder. The table is based on information provided by or on behalf of the selling security holder. Because the selling security holder may sell all or some part of the common stock which it holds under this prospectus, no estimate can be given as to the amount of common stock that will be held by the selling security holder upon termination of this offering. See “Plan of Distribution” below. The selling security holder may from time to time offer and sell any or all of the common stock under this prospectus. The term “selling security holder” includes its transferees, pledgees or donees or their successors.

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership	Class(1)

Nextel Communications, Inc.	12,356,064	17.2%
2001 Edmund Halley Drive
Reston, Virginia 20191
Certain Relationships and Related Transactions
      In connection with our emergence from Chapter 11 reorganization on November 12, 2002, Nextel Communications purchased, through a rights offering, $50.9 million new notes of NII Holdings (Cayman) and 17,089,563 shares of the common stock issued, together with 4,266,501 shares of common stock that NII Holdings issued to Nextel Communications in connection with the cancellation of our senior redeemable notes and in satisfaction of claims by Nextel Communications under our 1997 tax sharing agreement. As of May 31, 2005, Nextel Communications owned about 17.2% of our issued and outstanding shares of common stock. The following are descriptions of other significant transactions consummated with Nextel Communications on November 12, 2002 under our confirmed plan of reorganization.

New Spectrum Use and Build-Out Agreement
      On November 12, 2002, we and Nextel Communications entered into a new spectrum use and build-out agreement. Under this agreement, certain of our subsidiaries committed to complete the construction of our network in the Baja region of Mexico, in exchange for proceeds from Nextel Communications of $50.0 million, of which $25.0 million was received in each of 2002 and 2003. We recorded the $50.0 million as deferred revenues and expect to recognize the revenue ratably over 15.5 years, the remaining useful life of our licenses in Tijuana. As of December 31, 2004 and 2003, we had recorded $45.7 million and $49.2 million, respectively, of deferred revenues related to this agreement, of which $42.5 million and $46.0 million are classified as long-term, respectively. We commenced service on our network in the Baja region of Mexico in September 2003. As a result, during each of the years ended December 31, 2004 and 2003, we recognized $3.5 million and $0.8 million, respectively, in revenues related to this arrangement.

Tax Cooperation Agreement with Nextel Communications
      We had a tax sharing agreement with Nextel Communications, dated January 1, 1997, which was in effect through November 11, 2002. On November 12, 2002, we terminated the tax sharing agreement and entered into a tax cooperation agreement with Nextel Communications under which Nextel Communications and we agreed to retain, for 20 years following the effective date of our plan of reorganization, books, records, accounting data and other information related to the preparation and filing of consolidated tax returns filed for Nextel Communications’ consolidated group.

Amended and Restated Overhead Services Agreement with Nextel Communications
      We had an overhead services agreement with Nextel Communications in effect through November 11, 2002. On November 12, 2002, we entered into an amended and restated overhead services agreement, under which Nextel Communications will provide us, for agreed upon service fees, certain (i) information technology services, (ii) payroll and employee benefit services, (iii) procurement services, (iv) engineering and technical services, (v) marketing and sales services, and (vi) accounts payable services. Either Nextel Communications or we can terminate one or more of the other services at any time with 30 days advance notice. Effective January 1, 2003, we no longer use Nextel Communications’ payroll and employee benefit services, procurement services or accounts payable services.

Third Amended and Restated Trademark License Agreement with Nextel Communications
      On November 12, 2002, we entered into a third amended and restated trademark license agreement with Nextel Communications, which superseded a previous trademark license agreement. Under the new agreement, Nextel Communications granted to us an exclusive, royalty-free license to use within Latin America, excluding Puerto Rico, certain trademarks, including but not limited to the mark “Nextel.” The license agreement continues indefinitely unless terminated by Nextel Communications upon 60 days notice if we commit any one of several specified defaults and fail to cure the default within a 60 day period. Under a side agreement, until the sooner of November 12, 2007 or the termination of the new agreement, Nextel Communications agreed to not offer iDEN service in Latin America, other than in Puerto Rico, and we agreed to not offer iDEN service in the United States.

Standstill Agreement
      As part of our Revised Third Amended Joint Plan of Reorganization, we, Nextel Communications and certain of our noteholders entered into a Standstill Agreement, pursuant to which Nextel Communications and its affiliates agreed not to purchase (or take any other action to acquire) any of our equity securities, or other securities convertible into our equity securities, that would result in Nextel Communications and its affiliates holding, in the aggregate, more than 49.9% of the equity ownership of us on a fully diluted basis, which we refer to as the “standstill percentage,” without prior approval of a majority of the non-Nextel Communications members of the Board of Directors. We agreed not to take any action that would cause Nextel Communications to hold more than 49.9% of our common equity on a fully diluted basis. If, however, we take action that causes Nextel Communications to hold more than 49.9% of our common equity, Nextel is required to vote all shares in excess of the standstill percentage in the same proportions as votes are cast for such class or series of our voting stock by stockholders other than Nextel Communications and its affiliates.
      During the term of the Standstill Agreement, Nextel Communications and its controlled affiliates have agreed not to nominate to our Board of Directors, nor will they vote in favor of the election to the Board of Directors, any person that is an affiliate of Nextel Communications if the election of such person to the Board of Directors would result in more than two affiliates of Nextel Communications serving as directors. Nextel Communications has also agreed that if at any time during the term of the Standstill Agreement more than two of its affiliates are directors, it will use its reasonable efforts to cause such directors to resign to the extent necessary to reduce the number of directors on our Board of Directors that are affiliates of Nextel Communications to two.

Registration Rights Agreement
      In connection with our emergence from Chapter 11 reorganization in November 2002, we entered into a Registration Rights Agreement with Nextel Communications and certain of our other security holders. Under the terms of the Registration Rights Agreement, we agreed to register with the Securities and Exchange Commission, in the aggregate, 34,383,849 shares of our common stock and $294,659,970 principal amount of our 13% senior secured discount notes due 2009, of which Nextel Communications owned 21,356,064 shares of the common stock and $152,700,000 principal amount of the notes. In accordance with the Registration Rights Agreement and the related registration statement, Nextel Communications sold 9,000,000 shares of common stock in a fully underwritten registered offering in November 2003. During 2004, we purchased or defeased all of our 13% senior secured discount notes due 2009.
PLAN OF DISTRIBUTION
      This prospectus covers the sale of the shares of common stock by the selling security holder. As used in this prospectus, “selling security holder” will also include donees and pledgees selling securities received from a named selling security holder after the date of this prospectus. The selling security holder may sell their shares of common stock under this prospectus:

•	through one or more broker-dealers acting as either principal or agent;

•	through underwriters;

•	directly to investors; or

•	through any combination of these methods.
      The selling security holder will fix a price or prices, and it may change the price, of the shares of common stock offered based upon:

•	market prices prevailing at the time of sale;

•	prices related to those market prices; or

•	negotiated prices.
      These sales may be effected in one or more of the following transactions (which may involve crosses and block transactions):

•	on any securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in private transactions;

•	through the writing of options, whether the options are listed on an option exchange or otherwise; or

•	through the settlement of short sales.
      The selling security holder may also enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. The selling security holder may also sell shares of common stock short using this prospectus and deliver common stock covered by this prospectus to close out such short positions, or loan or pledge common stock to financial institutions that in turn may sell the shares of common stock using this prospectus. The selling security holder may pledge or grant a security interest in some or all of the common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if it defaults in the performance of our obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus.
      Broker-dealers, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling security holder or the purchasers. These discounts, concessions or commissions may be more than those customary for the transaction involved. If any broker-dealer purchases the shares of common stock as principal, it may effect sales of the shares through other broker-dealers, and other broker-dealers may receive compensation from the purchasers for whom they act as agents.
      To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
      The selling security holder, and any underwriters, broker-dealers or agents that participate in the sale of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Any discounts, commissions, concessions or profits they earn on any sale of the shares may be underwriting discounts and commissions under the Securities Act. A selling security holder who is deemed to be an “underwriter” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

      Any securities covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus or pursuant to another available exemption.
      To the extent required, the specific securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.
      We may suspend the use of this prospectus in certain circumstances because of pending corporate developments or a need to file a post-effective amendment. In any such event, we will use our reasonable efforts to ensure that the use of the prospectus is resumed as soon as practicable.
      Under the registration rights agreement with the selling security holder, we have agreed to indemnify the selling security holder and each underwriter, if any, against certain liabilities, including under the Securities Act, or will contribute to payments the selling security holder or underwriters may be required to make in respect of those liabilities.
      We have agreed to pay substantially all of the expenses in connection with the registration, offering and sale of the securities covered by this prospectus, other than commissions, fees or discounts of underwriters, brokers, dealers and agents.
      We have agreed to keep the registration statement, of which this prospectus is a part, effective from the time this registration statement becomes effective until the earlier of November 12, 2007 or that time when all securities covered by this registration statement have been sold.
DESCRIPTION OF CAPITAL STOCK
      The following description is a summary of the material provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Copies of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws have been filed with the Securities and Exchange Commission and are incorporated into the registration statement of which this prospectus is a part.
General
      As of May 31, 2005, NII Holdings had 310,000,000 shares of capital stock authorized. This authorized capital stock consisted of:

•	300,000,000 shares of common stock, par value $0.001 per share, 71,706,188 of which were outstanding; and

•	10,000,000 shares of undesignated preferred stock, par value $0.001 per share, which we refer to as our Undesignated Preferred Stock, none of which are currently outstanding.
Common Stock

Voting
      Subject to the rights of the holder of any preferred stock outstanding at the time, each share of our common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders on which the holders of the common stock are entitled to vote. Holders of the common stock shall vote together as one class on all matters submitted to a vote of stockholders of the corporation generally. The common stock does not have cumulative voting rights in connection with the election of directors.

Dividends
      Subject to the preferences of any preferred stock then outstanding, the holders of common stock are entitled to receive dividends and other distributions in cash, property or shares of stock of the corporation as may be declared thereon by the corporation’s board of directors from time to time out of assets or funds of the corporation legally available therefor.

Liquidation
      If we are liquidated (either partial or complete), dissolved or wound up, whether voluntarily or involuntarily, the holders of the common stock shall be entitled to share ratably in our net assets remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to the common stock.
Undesignated Preferred Stock
      The board of directors is granted the authority to from time to time issue the Undesignated Preferred Stock as preferred stock of one or more series and in connection with the creation of any such series to fix by resolution the designation, voting powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock, adversely affect the rights and powers, including voting rights, of holders of common stock, and have the effect of delaying, deterring or preventing a change in control of us.
Preemptive Rights
      No holder of any share of our capital stock has any preemptive right to subscribe to an additional issue of our capital stock or to any security convertible into such stock.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.
Certain Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law
      Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Board of Directors
      According to our Amended and Restated Bylaws, the board of directors must be composed of at least one and no more than twelve directors. Our board currently consists of nine directors. The number of directors may be changed from time to time by resolution of the board of directors. Directors need not be stockholders of the corporation. According to our Amended and Restated Certificate of Incorporation, we have a board of directors consisting of three classes, with the term of office of one class expiring each year. The three directors of the first class hold office until the next annual meeting or until a successor is duly elected and qualified, the three directors of the second class will hold office until the next succeeding annual meeting or until a successor is duly elected and qualified, and the three directors of the third class will hold office until the next thereafter succeeding annual meeting or until a successor is duly elected and qualified. Commencing with the next annual meeting, each class of directors whose term shall then or thereafter expire will be elected to hold office for a three-year term.

Stockholder Actions and Special Meetings
      In accordance with Delaware law, any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting or a vote if the action is consented to in writing by holders of outstanding stock having the votes necessary to authorize the action. Our Amended and Restated Bylaws provide that the chairman of the board and chief executive officer may call special meetings of the stockholders for any purpose at any time. Further, the Amended and Restated Bylaws provide that a special meeting shall be called by the secretary upon the written request of a majority of the board of directors or of stockholders holding a majority of the entire capital stock issued and outstanding and entitled to vote. This request must state the purposes of the proposed meeting.

Anti-Takeover Statute
      Generally, section 203 of the Delaware general corporation law prohibits a publicly held Delaware company from engaging in a business combination with an interested stockholder for a period of three years after the time the stockholder became an interested stockholder. However, the interested stockholder may engage in a business combination if specified conditions are satisfied. Thus, it may make acquisition of control of our company more difficult. The prohibitions in section 203 do not apply if:

•	before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

•	at or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
      Under section 203 of the Delaware general corporation law, a business combination includes:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all its outstanding stock;

•	transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

•	transactions involving the corporation, which have the effect of increasing the proportionate share of the corporation’s stock of any class or series that is owned by the interested stockholder; or

•	transactions in which the interested stockholder receives financial benefits provided by the corporation.
      Under section 203 of the Delaware general corporation law, an interested stockholder generally is

•	any person that owns 15% or more of the outstanding voting stock of the corporation;

•	any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date on which it is sought to be determined whether or not that person is an interested stockholder; and

•	the affiliates or associates of either of the above categories of persons.

      Under some circumstances, section 203 of the Delaware general corporation law makes it more difficult for an interested stockholder to effect various business combinations with us for a three-year period, although our stockholders may elect to exclude us from the restrictions imposed under this section.
LEGAL MATTERS
      Williams Mullen, Richmond, Virginia, our counsel, will pass upon the validity of the shares of our common stock.
EXPERTS
      On May 19, 2003, we dismissed Deloitte & Touche LLP as our independent registered public accounting firm and engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm. In connection with its audits for the two most recent fiscal years and through May 19, 2003, there had been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference thereto in their report on the Company’s consolidated financial statements for such years. Our change in independent registered public accounting firm was reported on a Current Report on Form 8-K filed with the SEC on May 23, 2003.
      The consolidated balance sheets as of December 31, 2002 (Successor Company consolidated balance sheet), and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for the two months ended December 31, 2002 (Successor Company consolidated operations) and the ten months ended October 31, 2002 (Predecessor Company consolidated operations), and the financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated March 7, 2003 (March 17, 2005 as to the effects of the restatement discussed in Note 20), which is incorporated herein by reference, (which report expresses an unqualified opinion and includes explanatory paragraphs referring to NII Holdings, Inc.’s reorganization under Chapter 11 of the United States Bankruptcy Code in 2002, the adoption of AICPA Statement of Position 90-7, “Financial Reporting for Entities in Reorganization Under the Bankruptcy Code,” in 2002 and the adoption of Emerging Issues Task Force Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” on November 1, 2002 and the restatement of the consolidated financial statements for the two months ended December 31, 2002 (Successor Company) and for the ten months ended October 31, 2002 (Predecessor Company)) and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The consolidated financial statements as of December 31, 2004 and 2003 and for the years then ended and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s change in method of accounting for the financial results of its foreign operating companies from a one-month lag reporting basis to a current period basis, consistent with the Company’s fiscal reporting period) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC
      This prospectus incorporates by reference important business and financial information that we file with the SEC and that we are not including in or delivering with this prospectus. As the SEC allows, incorporated documents are considered part of this prospectus, and we can disclose important information to you by referring you to those documents.
      We incorporate by reference the documents listed below, to the extent they have been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	the portions of our definitive Proxy Statement for the Annual Meeting of Stockholders held on April 27, 2005 that have been incorporated by reference into our Form 10-K for the year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2005;

•	our Current Reports on Form 8-K filed March 7, 2005, March 21, 2005, March 22, 2005, April 1, 2005, May 17, 2005 and May 27, 2005; and

•	the description of our common stock as set forth on Form 8-K filed on July 14, 2004.
      We also incorporate by reference all documents to the extent they have been filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of this prospectus and (2) until this offering has been completed. Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.
      We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:
Robert J. Gilker
Vice President and General Counsel
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191
(703) 390-5100
WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the information requirements of the Securities Exchange Act of 1934, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.
      Our common stock is listed on the Nasdaq National Market under the symbol “NIHD.” Our reports, proxy statements and other information may also be reviewed at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.
      This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facilities of the SEC at the addresses set forth above.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

5,000,000 Shares
NII Holdings, Inc.
Common Stock

Bear, Stearns & Co. Inc.